Morgan Stanley New York Municipal Money Market
Trust
Item 77I - Terms of new or amended securities

Effective July 1, 2017, the Adviser to Morgan Stanley
New York Municipal Money Market Trust (the "Fund") made those changes to its advisory fee waiver arrangement as described in the supplement to the Fund's Prospectus filed via EDGAR with the Securities and Exchange Commission on June 30, 2017 (accession number 0001104659-17-043001) and incorporated by reference herein.